(a)(1)(C)
FORM OF ELECTION
COGNEX CORPORATION
Election Form
To Cognex Corporation:
     I am currently employed by or serve as an officer or director of Cognex Corporation (or one of its subsidiaries). I have received offering materials from Cognex Corporation that were filed with the Securities and Exchange Commission on Schedule TO on November 16, 2009, describing Cognex Corporation’s offer to purchase certain underwater stock options in exchange for a cash payment (the “Offer”). I have read the offering materials and hereby certify that I am the holder of Eligible Options (as defined in the offering materials) and that I am an Eligible Participant (as defined in the offering materials).  In addition, I have reviewed my Eligible Options and understand that, by participating in the Offer, I agree to sell certain of these Eligible Options (as indicated below).
     In return for my Eligible Option(s), I understand Cognex Corporation will pay me a total cash payment, less tax withholdings, which is conditioned on my continued employment or service with Cognex Corporation or one of its subsidiaries through the scheduled termination date of the Offer, and subject to certain other conditions described in the offering materials. I agree that Cognex Corporation is entitled to withhold taxes and social insurance contributions and transfer these withholdings to my legal employer, who is bound by the legal obligation of withholding. Furthermore, I am aware that I may be responsible for paying any difference between the actual tax liability and the amount withheld.
     I understand that I may choose to either tender or retain any or all of my options on an option-by-option basis by checking either “Yes” or “No” in the boxes below, but that I cannot tender a portion of an option.
     For purposes of participating in the Offer, I hereby agree to sell my Eligible Option(s) as indicated below to Cognex Corporation by my check in the “Yes” box in the “Tender Entire Eligible Option” column. I understand that these option(s) will be cancelled on the date that the Offer expires and Eligible Options are accepted for payment by Cognex Corporation.

		Exercise	Tender Entire
Grant Number	Grant Date	Price (USD)	Eligible Option
☐ Yes, tender Eligible Option
☐ No, retain Eligible Option

☐ Yes, tender Eligible Option
☐ No, retain Eligible Option

☐ Yes, tender Eligible Option
☐ No, retain Eligible Option

☐ Yes, tender Eligible Option
☐ No, retain Eligible Option

☐ Yes, tender Eligible Option
☐ No, retain Eligible Option

☐ Yes, tender Eligible Option
☐ No, retain Eligible Option
The following is applicable only to non-U.S. employees:
          You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the offering materials and this document by and among Cognex Corporation and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Offer and Cognex Corporation’s stock option plans (collectively, “Plans”).
          You understand that Cognex Corporation may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Cognex Corporation and its subsidiaries, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plans (“Data”).  You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plans, that these recipients may be located in your country or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting Todd Keebaugh at todd.keebaugh@cognex.com. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plans, including any requisite transfer of such Data as may be required to a third party assisting with administration of the Plans.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plans.  You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plans.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact Todd Keebaugh at todd.keebaugh@cognex.com.
     I hereby elect to participate in the Offer dated November 16, 2009 with respect to the option(s) indicated above. I acknowledge that I will be unable to revoke the election described in this election form after the Offer expires, which is currently scheduled to occur at 5:00 p.m., Eastern Time, on December 15, 2009 (unless otherwise extended).

Signature of Holder:
Name (please print):

Date:
Delivery of your signed and completed election form must be made by one of the following three methods:
•	Scan and email to Treasury@cognex.com

•	Fax to (508) 650-3324

•	Mail to Cognex Corporation, One Vision Drive, Natick, MA 01760, Attention: Sheila DiPalma.
     All questions about the program or requests for assistance should be made by email to Treasury@cognex.com. If you need immediate assistance, you can contact Sheila DiPalma by email at Sheila.DiPalma@cognex.com or by telephone at (508) 650-3356.
     The information contained in this e-mail message is intended only for the use of the recipient(s) named above. It may include confidential information and/or personal data that should be kept secure and protected against theft, damage, loss or unauthorized access, and should not be disclosed to third parties. Any potential breach of this information should be disclosed immediately to Human Resources.
DELIVERY OF YOUR ELECTION FORM OTHER THAN BY FAX, EMAIL OR MAIL AT THE
ADDRESSES/NUMBERS INDICATED ABOVE WILL NOT CONSTITUTE VALID DELIVERY.
COGNEX CORPORATION MUST RECEIVE YOUR ELECTION FORM NO LATER THAN 5:00 P.M.,
EASTERN TIME, ON DECEMBER 15, 2009 (UNLESS OTHERWISE EXTENDED).

2